SHAREHOLDER MEETING  Unaudited


On February 9, 2001, a shareholder meeting was held at which all of the nominated Trustees were elected and all proposals were approved by shareholders as described in the Trust's proxy statement for that meeting. The following is a report of the votes cast:

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
Proposal No. 1:
The twelve persons named below to serve as Trustee of the Trust until their successors are elected and shall qualify:

         NOMINEE                                     FOR                        WITHHELD                  TOTAL
         William L. Armstrong                        9,389,021,055              255,890,235               9,644,911,290
         Robert G. Avis                              9,388,061,911              256,849,379               9,644,911,290
         George C. Bowen                             9,397,306,285              247,605,005               9,644,911,290
         Edward L. Cameron                           9,395,975,932              248,935,358               9,644,911,290
         Jon S. Fossel                               9,394,038,044              250,873,246               9,644,911,290
         Sam Freedman                                9,391,977,084              252,934,206               9,644,911,290
         Raymond J. Kalinowski                       9,369,322,713              275,588,577               9,644,911,290
         C. Howard Kast                              9,362,547,027              282,364,263               9,644,911,290
         Robert M. Kirchner                          9,361,170,339              283,740,951               9,644,911,290
         Bridget A. Macaskill                        9,392,424,240              252,487,050               9,644,911,290
         F. William Marshall                         9,395,090,273              249,821,017               9,644,911,290
         James C. Swain                              9,388,946,639              255,964,651               9,644,911,290
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
                  FOR                       AGAINST                   ABSTAIN                    TOTAL
Proposal No. 2:
Ratification of the selection of Deloitte & Touche LLP as independent auditors for the Trust for the fiscal year beginning July 1, 2000.

                  9,131,404,272             151,007,293               362,499,725                9,644,911,290
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

                                                                         BROKER
FOR                   AGAINST                 ABSTAIN                    NON-VOTES                 TOTAL
Proposal No. 3 A:
Approval of the elimination of the Trust's fundamental investment restriction on investing in unseasoned issuers.

7,610,623,972         1,380,657,817           653,622,061                7,440                     9,644,911,290

Proposal No. 3 B:
Approval of the elimination of the Trust's fundamental investment restriction on purchasing more than 10% of the outstanding non-voting securities or more than 10% of the total debt securities of any one issuer.

7,689,807,613         1,302,885,960           652,210,277                7,440                     9,644,911,290

Proposal No. 4 A:
Approval of the amendment to the Trust's fundamental investment restriction on investing in debt securities having a maturity greater than one year.

8,171,838,206           819,623,348           653,442,296                7,440                     9,644,911,290

Proposal No. 4 B:
Approval of the amendment to the Trust's fundamental investment restriction regarding concentration.

7,959,804,508           947,155,799           737,943,543                7,440                     9,644,911,290

Proposal No. 5:
Approval of authorizing the Trustees to adopt an Amended and Restated
Declaration of Trust.

7,953,844,207           964,715,683           726,343,960                7,440                     9,644,911,290
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